Exhibit 16.1

AJ. ROBBINS, P.C.
CERIFIED PUBLIC ACCOUNTANTS
216 SIXTEENTH STREET
SUITE 600
DENVER, COLORADO 80202

January 15, 2010

Untied States Securities and
Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	SRKP 22, Inc.

Dear Sir/Madam:

We have read Item 4.01 of the Form 8-K, dated January 15, 2010, of China Intelligent Lighting and Electronics, Inc. (formerly known as SRKP 22, Inc. and hereinafter referred to as the “Company”), regarding the recent change of auditors. We agree with such statement made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

AJ. Robbins, PC

By	/s/ Richard J. Fleischman
Richard J. Fleischman, CPA